Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media Contact: James E. Mahoney
617-434-9552
Investor Contact: John A. Kahwaty
617-434-3650

FLEETBOSTON REPORTS FULL YEAR AND FOURTH QUARTER RESULTS

               BOSTON, MA, January 16, 2003 – FleetBoston Financial (NYSE: FBF) today reported fourth quarter net income from continuing operations of $297 million, or $.28 per share, compared with a net loss of $486 million, or $.47 per share, in the fourth quarter of last year. The improvement from last year is mainly due to valuation charges taken in 2001 related to our Argentine and Principal Investing businesses, partially offset by higher charges taken in the current year for commercial credit. For 2002, net income from continuing operations was $1.5 billion, or $1.44 per share, compared with $968 million, or $.87 per share for the year 2001.

     Including results from discontinued operations (primarily Fleet Trading and Robertson Stephens in the current quarter), net income in the fourth quarter was $261 million, or $.24 per share, compared with a net loss of $507 million, or $.49 per share, in the fourth quarter of last year. Net income in 2002 was $1.2 billion, or $1.12 per share, compared with $931 million, or $.83 per share, in 2001.

     Chad Gifford, Chairman and Chief Executive Officer said, “Strategic transitions are never easy, particularly in a difficult operating environment such as exists today. As promised, we have steadily reduced risk in the franchise, while at the same time positioning our core banking franchise for growth. In the area of risk reduction, we exited the investment banking business and have significantly reduced our domestic wholesale and Latin American exposures over the past year. Simultaneously, we have effected great change in our core consumer and wholesale banking businesses. We have seen growth across a wide spectrum of customer metrics. Our core consumer deposits are up approximately 10% from a year ago. We look forward to building upon this success in 2003 and to further solidifying our position as the top bank for consumers and businesses in the northeast. The path chosen is the right one for us and our shareholders and we are confident of its success.”

     Eugene McQuade, President and Chief Operating Officer, remarked, “I am energized by our strong group of business leaders who will work with me in achieving the potential of our franchise. We have assembled a talented management team each of whom fully understands what is necessary to move Fleet to a top-tier position among financial services companies. This past year has been one of transition and while we have had to deal with problems on several fronts, we remain a financially strong company with capital and reserves of $20 billion.”

     Business Line Performance

     Compared with the fourth quarter of last year, Personal Financial Services and Wholesale Banking posted improved results.

     Personal Financial Services benefited from a 10% increase in core deposits as well as higher loan volumes, mainly related to home equity and credit card. The business has also benefited from higher business volumes resulting from increased customer usage, lower attrition, and improved service levels and our home banking product (HomeLink) recently surpassed the 3 million mark in customers. Our Wealth Management and Brokerage business also improved over the fourth quarter of last year, benefiting from the acquisition of Liberty Financial’s operations as well as improved performance from Quick and Reilly. In Wholesale Banking, despite a significant decline in loan levels due to risk reduction efforts, earnings improved from the fourth quarter of last year. This was due, in part, to higher levels of fee income led by a healthy increase in cash management fees and lower expenses.

     During the fourth quarter, we also continued our efforts at repositioning businesses in the US and abroad. Despite continued exposure reductions in Argentina, Brazil, and Principal Investing, all three units reported a slight improvement in their results over the third quarter. Fourth quarter results also included higher securities gains and a charge of approximately $70 million related to current and planned staff reductions included in this year’s operating plan.

Credit Quality/Balance Sheet

     Nonperforming assets declined $300 million, or 8%, from September 30 and totaled $3.5 billion at December 31, 2002. Loan loss reserves stood at $3.9 billion, or 3.2% of total loans. Total assets at December 31, 2002 were $190 billion, compared with $204 billion at December 31, 2001. The decrease from a year ago is primarily due to our risk reduction strategies for domestic commercial loan and Latin American exposures. Stockholders’ equity amounted to approximately $17 billion at December 31, 2002, with a common equity to assets ratio of 8.7%.

     A detailed financial package containing supplemental information on the fourth quarter financial results can be found by accessing the Corporation’s web site www.fleet.com. Eugene M. McQuade, President and Chief Operating Officer and Robert C. Lamb Jr., Executive Vice-President and Chief Financial Officer will hold a conference call, broadcasted live on the Corporation’s web site, at 10:00 AM today to discuss fourth quarter and full year results. The call in number is 800-369-2145 (international: 712-271-0853) and the passcode is Fleet. A taped playback will be available through January 24 at 5:00 PM by calling 888-567-0448 (international: 402-998-1807).

This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally; (2) continued economic, political and social uncertainties in Latin America; (3) developments concerning credit quality, including the resultant effect on the level of the Corporation’s provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses; (4) continued weakness in domestic commercial loan demand, and the impact of that weakness on the Corporation’s lending activities; (5) interest rate and currency fluctuations, equity and bond market fluctuations and inflation; (6) continued weakness in the capital markets and the impact of that weakness on the Corporation’s Principal Investing and other capital markets business lines; (7) changes in competitive product and pricing pressures among financial institutions within the Corporation’s markets; (8) legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry; (9) changes in accounting rules, policies, practices and procedures; and (10) legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries. For further information, please refer to the Corporation’s reports filed with the SEC.

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FleetBoston Financial
Financial Highlights

Three Months Ended				Year Ended

December 31,	December 31,			December 31,	December 31,
2002	2001			2002	2001

			For the Period ($ in millions)
$261	$(507)		Net Income (Loss)	$1,188	$931
297	(486)		Continuing Operations	1,524	968
(36)	(21)		Discontinued Operations (1)	(336)	(37)
2,874	2,406		Revenue	11,519	11,899
1,665	1,863		Total Expense	6,404	7,977
750	1,373		Provision for Credit Losses	2,760	2,324
			Per Common Share
$.24	$(.49)		Earnings (Loss) per share — Net Income	$1.12	$ .83
.28	(.47)		Continuing Operations	1.44	.87
(.04)	(.02)		Discontinued Operations	(.32)	(.04)
.35	..35		Cash dividends declared	1.40	1.34
15.78	16.61		Book value (period-end)	15.78	16.61
			At Period-End ($ in billions)
$190.5	$203.7		Assets	$190.5	$203.7
120.4	127.0		Loans	120.4	127.0
125.8	127.7		Deposits	125.8	127.7
16.8	17.6		Total stockholders’ equity	16.8	17.6
			Ratios
.63%	nm	%	Return on average assets — Continuing Operations	.82%	.48%
6.98	nm		Return on common equity — Continuing Operations	8.84	4.96
3.90	4.00		Net interest margin	4.01	4.18
8.8	8.6		Total equity/assets (period-end)	8.8	8.6
6.4	6.2		Tangible common equity/assets	6.4	6.2
8.2	7.4		Tier 1 risk-based capital ratio	8.2	7.4
11.8	11.0		Total risk-based capital ratio	11.8	11.0
			Asset Quality ($ in millions)
$3,459	$1,849		Nonperforming assets	$3,459	$1,849
1,779	1,586		Non-Argentine	1,779	1,586
1,680	263		Argentine	1,680	263
3,864	3,634		Reserve for credit losses	3,864	3,634
2.86%	1.46%		Nonperforming assets as a % of related assets	2.86%	1.46%
1.51	1.32		Non-Argentina	1.51	1.32
59.66	3.92		Argentina	59.66	3.92
3.21	2.86		Reserve for credit losses to period-end loans	3.21	2.86
129	200		Reserve for credit losses to nonperforming loans	129	200
2.03	1.49		Net charge-offs/average loans	2.05	1.08

(1)  Discontinued operations, for the twelve months ended December 31, 2002, include the operating losses as well as special charges of $294 million for the businesses being exited (Robertson Stephens, AFSA, Asia, Fleet Trading).

FleetBoston Financial
Consolidated Income Statements
($ in millions)

Three Months Ended			Year Ended

December 31,	December 31,		December 31,	December 31,
2002	2001		2002	2001

$1,563	$1,719	Net interest income (FTE)	$6,483	$7,344
		Noninterest income:
371	361	Investment services revenue	1,559	1,349
382	397	Banking fees and commissions	1,533	1,577
119	(322)	Capital markets revenue	462	(148)
263	237	Credit card revenue	785	757
176	14	Other	697	1,020

1,311	687	Noninterest income	5,036	4,555

2,874	2,406	Total revenue	11,519	11,899

		Noninterest expense:
774	912	Employee compensation and benefits	3,249	3,603
121	131	Occupancy	503	537
117	123	Equipment	478	501
28	98	Intangible asset amortization	93	381
83	87	Merger and restructuring costs and loss on sale of business	101	1,142
542	512	Other	1,980	1,813

1,665	1,863	Total expense	6,404	7,977

1,209	543	Income from continuing operations before provision and income taxes	5,115	3,922
750	1,373	Provision for credit losses	2,760	2,324
162	(344)	Income taxes and tax-equivalent adjustment from continuing operations	831	630

$297	$(486)	Net income (loss) from continuing operations	$1,524	$968

(36)	(21)	Loss from discontinued operations, (net of tax)	(336)	(37)

$261	$(507)	Net income (loss)	$1,188	$931

$.28	$(.47)	Diluted earnings (loss) per share — continuing operations	$1.44	$ .87
.24	(.49)	Diluted earnings (loss) per share	1.12	.83

FleetBoston Financial
Consolidated Balance Sheets
($ in millions)

	December 31,	December 31,
	2002	2001

ASSETS:
Cash and equivalents	$13,992	$18,605
Securities	30,425	26,604
Trading assets	4,486	4,624
Loans and leases	120,380	126,988
Reserve for credit losses	(3,864)	(3,634)
Due from brokers/dealers	4,331	4,953
Other assets	20,703	25,604

Total assets	$190,453	$203,744

LIABILITIES:
Deposits	125,814	127,730
Short-term borrowings	11,310	14,579
Due to brokers/dealers	4,297	4,772
Long-term debt	20,581	25,530
Other liabilities	11,618	13,525

Total liabilities	173,620	186,136

STOCKHOLDERS’ EQUITY:
Preferred stock	271	271
Common stock	16,562	17,337

Total stockholders’ equity	16,833	17,608

Total liabilities and stockholders’ equity	$190,453	$203,744